Exhibit 5.1

February 11, 2014

Affiliated Managers Group, Inc.

600 Hale Street

P.O. Box 1000

Prides Crossing, Massachusetts  01965

Re:     Affiliated Managers Group, Inc. Registration Statement on Form S-3;

$400,000,000 aggregate principal amount of 4.250% Senior Notes due 2024.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the issuance and sale of $400,000,000 aggregate principal amount of 4.250% Senior Notes due 2024 (the “Notes”) by Affiliated Managers Group, Inc., a Delaware corporation (the “Company”).  The Notes have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on August 6, 2013 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

The Notes are being issued under an Indenture dated February 11, 2014 (the “Base Indenture”), as supplemented by the Supplemental Indenture dated February 11, 2014 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee.

We have acted as counsel for the Company in connection with the offering of the Notes.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that, when the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and binding obligations of the Company.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement relating to the Notes under the caption “Validity of Notes.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP